Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 5 to the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

22NW FUND, LP

Sale of Common Stock	(2,420)	30.0200	04/07/2026
Sale of Common Stock	(74,740)	30.0600	04/08/2026
Sale of Common Stock	(114,821)	30.0800	04/09/2026
Sale of Common Stock	(68,319)	30.0200	04/10/2026
Sale of Common Stock	(86,011)	30.0100	04/13/2026
Sale of Common Stock	(69,132)	30.0070	04/14/2026